October 17, 2019
John J. Donahoe II
Address on file with the Company
Re:    Offer Letter
Dear John:
We are pleased to confirm the terms of your employment with NIKE, Inc. (the “Company”).
CEO Effective Date; Position. On January 13, 2020 (the “CEO Effective Date”), you will begin to serve as President and Chief Executive Officer (“CEO”) and will remain as a member of the Company’s Board of Directors (the “Board”). In your capacity as President and CEO, you will report directly to the Board and have all of the customary authorities, duties and responsibilities that accompany this position.
Total Direct Compensation. Commencing on the CEO Effective Date, your initial annual target direct compensation will be $18,500,000 as follows:

•
Base Salary. Your base cash salary will be at a rate of $1,500,000 per year, paid in installments in accordance with the Company’s payroll policies. Your base salary will be reviewed from time to time by the Compensation Committee of the Board (the “Compensation Committee”).

•
Annual Incentive. You will be eligible to participate in NIKE’s Executive Performance Sharing Plan (“PSP”) in a manner consistent with other NIKE executives. Your annual incentive target award amount will be $3,000,000 (which will not be prorated for fiscal 2020), although the actual value will be determined by the Compensation Committee. The payment of an annual incentive to you is subject to achievement of pre-defined performance goals for the Company, approval by the Compensation Committee and the terms and conditions of the PSP.

•
Long-term Incentive. Your annual long-term incentive target award amount will be $14,000,000, except as provided below for fiscal 2020. The form and terms of long-term incentive awards are determined by the Compensation Committee from time to time. With respect to your initial year of employment, your long-term incentives will be as follows:

◦
Restricted Stock Units. On the CEO Effective Date, you will be granted restricted stock units (“RSUs”) valued at $3,600,000 under the NIKE Stock Incentive Plan that will vest in three equal installments on each of the first three anniversaries of the CEO Effective Date subject to your continued employment through the relevant vesting date. Your RSU award is subject to the terms and conditions of the NIKE Stock Incentive Plan and the award agreement governing the grant.

Offer Letter

◦
Stock Options. On the CEO Effective Date, you will be granted stock options on shares of Company Class B stock, valued at $5,400,000 under the NIKE Stock Incentive Plan using a Black-Scholes option-pricing model on the date of grant in accordance with Company policy. The stock options will have an exercise price equal to the fair market value of a share of Company Class B stock on the CEO Effective Date and a ten-year term. The stock options will vest in four equal installments on each of the first four anniversaries of the CEO Effective Date subject to your continued employment through the relevant vesting date. Your stock option award is subject to the terms and conditions of the NIKE Stock Incentive Plan and the award agreement governing the grant.

◦
Cash LTIP. You will participate in NIKE’s Long Term Incentive Plan (“LTIP”) in a manner consistent with other NIKE executives with a target award amount of $5,000,000 for each of the three ongoing performance periods in effect on the CEO Effective Date, although the actual value will be determined by the Compensation Committee. The payment of any long-term cash incentive to you is subject to achievement of the LTIP goals established by the Compensation Committee for the applicable performance period and the terms and conditions of the LTIP.

Sign-on Arrangements. In connection with your appointment and in consideration of compensation foregone from your current employer, you will receive the following one-time long-term award opportunities:

•
Sign-on RSUs. On the CEO Effective Date, you will receive a special grant of RSUs valued at $17,500,000 under the NIKE Stock Incentive Plan that will vest in three equal installments on each of the first three anniversaries of the CEO Effective Date, subject to your continued employment through the relevant vesting date. Your RSU award is subject to the terms and conditions of the NIKE Stock Incentive Plan and the award agreement governing the grant.

•
Performance Options. On the CEO Effective Date, you will receive a special grant of stock options to purchase shares of Company Class B stock under the NIKE Stock Incentive Plan (the “Performance Options”), valued at $17,500,000 using a Black-Scholes option-pricing model on the date of grant in accordance with Company policy. The Performance Options will vest subject to the performance metrics described in the form of Performance-Based Option Agreement in Annex A. The Performance Options will have an exercise price equal to the fair market value of a share of Company Class B stock on the CEO Effective Date and a ten-year term. The Performance Options are subject to the terms and conditions of the NIKE Stock Incentive Plan and the award agreement governing the grant.

•
Performance-based Cash Award. As of the CEO Effective Date, you will be eligible to receive a performance-based cash award (the “Cash Award”) with a target value of $10,000,000. The Cash Award will be earned based on achievement of key transition-related performance metrics for the performance period from January 13, 2020 to May 31, 2021 as determined by the Compensation Committee. The earned Cash Award amount, if any, will be paid to you no later than 60 days following the end of the performance period, subject to your continued employment through the end of the performance period.

Other Benefits Plans. During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives of the Company generally as may be in effect from time to time including, without limitation, participation in the Company’s Relocation Policy and employee charitable matching program, provided that for purposes of such program, your annual contribution limit will be $1 million and the Company will match such contributions on a 4:1 basis. The Company will pay or reimburse your business expenses incurred in accordance with the policies applicable to senior executives of the Company generally as in effect from time to time. For the avoidance of

Offer Letter

doubt, your service for purposes of any retirement provisions, including but not limited to such provisions in any award agreements, will commence on the CEO Effective Date.
Covenant Not to Compete. As a condition to your service, you will enter into the Covenant Not to Compete agreement in Annex B (the “Non-Compete Agreement”).
Employee Invention and Secrecy Agreement. As a condition to your service, you will enter into the Employee Invention and Secrecy Agreement in Annex C.
Company Policies. You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time.
Cooperation. You agree (whether during or after your employment with NIKE) to reasonably cooperate with NIKE in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to NIKE and with respect to which you may have relevant knowledge; provided that, in connection with such cooperation, NIKE will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.
Legal Fees.  The Company will reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and preparation of this Offer Letter and your transition from your current position in an amount not exceeding $60,000 as soon as reasonably practicable following the date hereof.
Dispute Resolution. With respect to disputes, the parties will endeavor in good faith to resolve any controversy or claim arising out of or relating to this Offer Letter for at least 30 days after written request by either party. After such 30-day period, all disputes that are not resolved by the parties will be finally settled by arbitration in Portland, Oregon in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”). For disputes of a value less than $350,000, a single arbitrator shall be chosen.  For disputes of a value of $350,000 or more, three arbitrators shall be chosen.  If the parties cannot agree on a single arbitrator, the AAA shall select the arbitrator. In the case of three arbitrators, each party shall appoint an arbitrator and the two arbitrators so chosen shall jointly appoint a third arbitrator to join them in resolving the dispute.  This Offer Letter to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrator(s) shall be binding and final, and judgment may be entered upon it in accordance with applicable law in any state or federal court located in Oregon.  The costs of arbitration (including the arbitrators’ fees) shall be borne by the non-prevailing party, as determined by the arbitrators; provided that, each party shall be solely responsible for their own attorneys’ fees, including those incurred in connection with any arbitration. This Offer Letter to arbitrate shall not prevent either party from applying to a state or federal court located in Oregon for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm. For the avoidance of doubt, any dispute, controversy or claim arising out of or relating to the Non-Compete Agreement shall be governed by, and construed in accordance with, the terms set forth therein.

Tax Withholding. The Company may withhold from any amounts payable to you under this Offer Letter or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

Indemnification. During and after your employment, the Company will indemnify you in your capacity as an officer and member of the Board to the maximum extent permitted under the Company’s charter, by-laws and applicable law and will provide you with director and officer liability insurance coverage on the same basis as the Company’s other executive officers or directors.

Offer Letter

Miscellaneous Representations. You confirm and represent to the Company, by signing this Offer Letter, that (1) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (2) you have not taken (or failed to return) in an unauthorized manner any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to the Company or any of its employees, agents or affiliates; and (3) you understand and accept all of the terms and conditions of this Offer Letter.
Entire Agreement; Amendments; Counterparts. This Offer Letter constitutes the entire agreement of the parties related to the subject matter hereof and supersedes all prior agreements. This Offer Letter may only be amended or modified by a written agreement signed by you and a duly authorized officer of the Company. This Offer Letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.
Governing Law and Employment “At Will”. This Offer Letter and your employment will be governed by Oregon law, without reference to principles of conflict of laws. This Offer Letter is not a guarantee of employment or target director compensation for a fixed term.
We look forward to your leadership.
*    *    *

Offer Letter

Sincerely,
NIKE, Inc.

By:	/s/ Monique Matheson Name: Monique Matheson Title: EVP, Global Human Resources

I agree with and accept the foregoing terms.

/s/ John J. Donahoe II
John J. Donahoe II

Offer Letter

Annex A
PERFORMANCE-BASED OPTION AGREEMENT
Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to the individual listed below (the “Participant”) the right and the option (the “Option”) to purchase all or any part of the total shares (“Shares”) of the Company’s Class B Common Stock (the “Award”) granted per the terms and conditions of this agreement between the Company and the Participant (this “Agreement”). By accepting this Option grant, the Participant agrees to all of the terms and conditions of the Plan. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

1.	Grant Terms.

Grant Terms	Grant Details
Participant	John J. Donahoe II
Type of Option
Shares
Grant Date	January 13, 2020
Exercise Price
Expiration Date	January 13, 2030

The Award will vest if the value of a Share increases by at least twenty percent, based on a 30-trading-day average closing price divided by the closing price of a Share on the Grant Date (the “Performance Metric”), subject to Participant’s continued employment through the applicable vesting date, as follows:

(a)	if the Performance Metric is met on or prior to the first anniversary of the Grant Date, the Award will vest in three equal installments on each of the first three anniversaries of the Grant Date;

(b)
if the Performance Metric is met after the first anniversary of the Grant Date, but on or prior to the second anniversary of the Grant Date, the one-third of the Award will vest immediately, one-third of the Award will vest on the second anniversary of the Grant Date and one-third of the Award will vest on the third anniversary of the Grant Date;

(c)
if the Performance Metric is met after the second anniversary of the Grant Date, but on or prior to the third anniversary of the Grant Date, two-thirds of the Award will vest immediately and one-third will vest on the third anniversary of the Grant Date; and

(d)	if the Performance Metric is met after the third anniversary of the Grant Date, but on or before the Expiration Date, then the entire Award will vest immediately.
2.Termination of Employment or Service. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Participant is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Participant is considered to be employed by or in the service of the Company if the Participant is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”). If the Participant’s employment or service with the Company terminates without Cause, as defined below, for any reason other than the reasons specified in the subsections below, the Option may be exercised at any time before the Expiration Date or the expiration of three (3) months after the date of termination (the “Cancellation Date”), whichever is the shorter period, but only if and to the extent the Participant was entitled to exercise the Option on the date of termination. To the extent that following termination of employment or service, the Option is not exercised within the applicable periods set forth in this Section 2, all further rights to purchase Shares pursuant to the Option shall terminate and be forfeited. For the avoidance of doubt, if the Company terminates the Participant’s employment or service with the Company for Cause, the Option, or any portion thereof, (whether vested or unvested) will immediately terminate and be forfeited.

(a)
Death, Disability or Involuntary Termination. If (i) the Participant’s employment or service with the Company is terminated by the Company (or its successor) without Cause or (ii) the Participant’s employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Code), (A) any vested portion of the Option will remain exercisable for the earlier to occur of

Offer Letter

(I) the Expiration Date and (II) the date that is four (4) years after the date of termination, (B) any unvested portion of the Option shall be deemed to have satisfied any continued employment requirement and (C) any unvested portion of the Option will continue to be eligible to vest relative to the Performance Metric in accordance with the schedule set forth in Section 1 for a period of two (2) years after the date of termination and become exercisable for the earlier to occur of (I) of Expiration Date and (II) the date that is four (4) years after the date of termination.

(b)
Retirement. If the Participant’s employment or service with the Company terminates because of the Participant’s “retirement”, as defined below, (i) any vested portion of the Option will remain exercisable for the earlier to occur of (A) the Expiration Date and (B) the date that is four (4) years after the date of termination, and (ii) any unvested portion of the Option shall immediately terminate and be forfeited. As set forth in this Agreement, “retirement” applies when the Participant is at least sixty (60) years of age with five years of service with the Company, without respect to service as a member of the Board of Directors of the Company prior to the Grant Date.

(c)
Absence on Leave. Absence on leave or on account of illness or disability under rules established by the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) shall not be deemed an interruption of employment or service.

(d)
Change in Control. In the event of a Change in Control, treatment shall be pursuant to the terms provided in the Plan, provided that (i) the definition of “Cause” in the Plan shall be replaced with the definition of “Cause” provided in this Agreement, and (ii) notwithstanding the terms provided in the Plan, placing a Participant on paid leave for up to 90 days, pending the determination by the Committee, in its reasonable determination, of whether there is a basis for the Company to terminate the Participant’s employment for Cause, will not constitute “Good Reason”.

3.Definition of “Cause”. For purposes of this Agreement, the Company will have “Cause” to terminate the Participant’s employment upon the Participant’s:

(a)
conviction or plea of guilty or no contest to (i) any felony or (ii) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

(b)
willful conduct that is or may reasonably be expected to cause material financial or reputational harm to the Company (regardless of whether such conduct occurred during or prior to the Participant’s employment with the Company);

(c)
continued failure to substantially perform the Participant’s duties that the Participant fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to the Participant that sets forth in reasonable detail the basis of the Participant’s failure to substantially perform the Participant’s duties;

(d)	violation of the Company’s material policies (including, but not limited to, the Company’s policies pertaining to non-discrimination, anti-harassment and insider trading);

(e)
(i) obstruction, (ii) attempts to influence, obstruct or impede or (iii) failure to materially cooperate with an investigation authorized by the Board of Directors of the Company, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency (an “Investigation”); or

(f)
willful withholding, removal, concealment, destruction, alteration or falsification of any material which is requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.

The Committee shall have the sole discretion to place a Participant on paid leave for up to 90 days, pending the determination by the Committee, in its reasonable determination, of whether there is a basis for the Company to terminate the Participant’s employment for Cause.

4.
Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares underlying the Option until the date the Participant becomes the holder of record of those Shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.

5.Clawback. The Company may require the Participant to deliver or otherwise repay to the Company the Option and any Shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, as follows:

Offer Letter

(a)
If, during the period of the Participant’s employment or service with the Company or an Employer (the “Employment Period”) or at any time thereafter, the Participant has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;

(b)
If, during the Employment Period or at any time thereafter, the Participant has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Participant is a party with the Company or any of its subsidiaries;

(c)	Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time;

(d)
Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee; or

(e)
If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), the Participant, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”). The Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.

6.Exercise of Option.

(a)
Method of Exercise. Subject to Section 6(b), the Option may be exercised from time to time, to the extent then vested, only by notice in writing from the Participant to the Company, or a broker designated by the Company, of the Participant’s binding commitment to purchase Shares, specifying the number of Shares the Participant desires to purchase under the Option and the date on which the Participant agrees to complete the transaction and, if required to comply with the U.S. Securities Act of 1933, as amended, containing a representation that it is the Participant’s intention to acquire the Shares for investment and not with a view to distribution (the “Exercise Notice”). On or before the date specified for completion of the purchase, the Participant must pay the Company the full exercise price of those Shares by any of the following methods at the election of the Participant: (a) cash payment by wire transfer; (b) delivery of an Exercise Notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the full exercise price; (c) if allowed by the Committee, withholding by the Company of Shares otherwise issuable upon exercise; or (d) a combination of (a), (b) and/or (c). Unless the Committee determines otherwise, no Shares shall be issued upon exercise of the Option until full payment for the Shares has been made, including all taxes (as set forth in Section 8 below) that the Company and/or Employer have to withhold.

(b)
Deemed Exercise. Notwithstanding Section 6(a), the Participant acknowledges that, except as otherwise determined by the Committee, any portion of the Option that has vested and is exercisable immediately prior to the Expiration Date or Cancellation Date shall be deemed to have been exercised by the Participant at such time, provided (i) the Participant has accepted the Option and this Agreement, (ii) the fair market value of one Share exceeds the exercise price per Share, and (iii) the Option remains outstanding on the last day of its full term. For the avoidance of doubt, the Option that terminates upon the Cancellation Date, shall be deemed to have remained outstanding on the last day of its full term for purposes of clause (iii) in the preceding sentence. In the event the Option is exercised pursuant to this Section 6(b), the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total exercise price and any withholding (as set forth in Section 8).

7.Nontransferability. The Option is nonassignable and nontransferable by the Participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death, and during the Participant’s lifetime, the Option is exercisable only by the Participant.
8.Responsibility for Taxes. The Participant shall, immediately upon notification of the amount due, if any, pay to the Company by wire transfer, or irrevocably instruct a broker to pay from stock sales proceeds, amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of the Option or as a result of the disposition of Shares acquired pursuant to exercise

Offer Letter

of the Option) beyond any amount deposited before delivery of the Shares, the Participant shall pay such amount to the Company, by wire transfer, on demand. If the Participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Participant, including salary, subject to applicable law.
9.Changes in Capital Structure. If the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the Option, and the exercise price for shares subject to the Option, so that the Participant’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
10.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.Additional Company Provisions.

(a)
Conditions on Obligations. The Company shall not be obligated to issue Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable U.S. or non-U.S. state or federal laws or regulations, including securities laws or exchange control regulations.

(b)
Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(c)
Amendments. The Company may at any time amend this Agreement, provided that no amendment that adversely impacts the rights of the Participant under this Agreement may be made without the Participant’s written consent.

(d)
Committee Determinations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder or hereunder.

(e)
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)
Governing Law; Attorneys’ Fees. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

12.Additional Participant Provisions.

(a)
No Right to Employment or Service. Nothing in the Plan or this Agreement shall (i) confer upon the Participant any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Participant’s employment at will at any time, for any reason, with or without Cause, or to decrease the Participant’s compensation or benefits, or (ii) confer upon the Participant any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. The determination of whether to grant any option under the Plan is made by the Company in its sole discretion. The grant of the Option shall not confer upon the Participant any right to receive any additional option or other award under the Plan or otherwise.

(b)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with

Offer Letter

the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

(c)
Transfer of Rights and Benefits; Successors. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Agreement, this Agreement shall be binding upon the Participant’s heirs, executors, administrators, successors and assigns.

13.Complete Agreement. This Agreement, including the Plan constitute the entire agreement between the Participant and the Company, both oral and written, concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 11(b) above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

Offer Letter

NIKE, Inc.

By: _______________________________
Name: [●]

Offer Letter

Annex B
COVENANT NOT TO COMPETE AND NON-DISCLOSURE AGREEMENT

PARTIES:

John J. Donahoe II (“Employee”)

NIKE, Inc., and its parent, divisions, subsidiaries and affiliates (“NIKE” or the “Company”, and together with Employee, the “Parties”)

DATE: October 17, 2019

RECITALS:

A.    This Covenant Not to Compete and Non-Disclosure Agreement (the “Agreement”) is executed upon Employee’s bona fide advancement with NIKE and is a condition of such advancement and is effective as of January 13, 2020. Employee acknowledges that he was informed in a written job offer at least two weeks before starting work in his new position that this Covenant Not to Compete and Non-Disclosure Agreement is required and is a condition of advancement.

B.    Over the course of Employee’s employment with NIKE, Employee will be or has been exposed to and is in a position to develop confidential information particular to NIKE’s business and not generally known to the public as defined below (“Protected Information”). It is anticipated that Employee will continue to be exposed to Protected Information of greater sensitivity, and this Agreement will remain in effect until Employee leaves the Company or it is superseded by a new written agreement executed by the Parties.

C.    The nature of NIKE’s business is highly competitive and disclosure of any Protected Information would result in severe damage to NIKE and be difficult to measure.

D.    NIKE makes use of its Protected Information throughout the world. Protected Information of NIKE can be used to NIKE’s detriment anywhere in the world.

AGREEMENT:

In consideration of the foregoing, and the terms and conditions set forth below, the Parties agree as follows:

1.    Covenant Not to Compete.

1.1 Competition Restriction. During Employee’s employment by NIKE, under the terms of any offer letter, employment contract or otherwise, and for eighteen (18) months thereafter (the “Restriction Period”), Employee will not directly or indirectly own, manage, control, or participate in the ownership, management or control of, or be employed by, consult for, or be connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business, or any other business that directly competes with NIKE or any of its parent, subsidiary or affiliated corporations (“Competitor”). This provision is subject to NIKE’s option to waive all or any portion of the Restriction Period as more specifically provided below.

Offer Letter

1.2 Extension of Time. In the event that Employee breaches this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution. NIKE shall not be obligated to pay Employee the additional compensation described in paragraph 1.5 below for any period of time in which this Agreement is tolled due to Employee's breach. In the event Employee receives such additional compensation for any such breach, Employee shall immediately reimburse NIKE in the amount of all such compensation upon the receipt of a written request by NIKE.

1.3 Waiver of Non-Compete. NIKE has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor by giving Employee seven (7) days’ prior written notice of such election; provided, however, unless Employee is terminated for Cause (as defined below), any waiver of the Restriction Period must be with the consent of Employee. In the event all or a portion of the Restriction Period is waived or the definition of Competitor is limited, NIKE shall not be obligated to pay Employee for any period of time as to which the covenant not to compete has been waived.

1.4 Definition of “Cause”. For purposes of this Agreement, the Company will have “Cause” to terminate Employee’s employment upon Employee’s:

(a)
conviction or plea of guilty or no contest to (i) any felony or (ii) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

(b)
willful conduct that is or may reasonably be expected to cause material financial or reputational harm to the Company (regardless of whether such conduct occurred during or prior to Employee’s employment with the Company);

(c)
continued failure to substantially perform Employee’s duties that Employee fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to Employee that sets forth in reasonable detail the basis of Employee’s failure to substantially perform Employee’s duties;

(d)	violation of the Company’s material policies (including, but not limited to, the Company’s policies pertaining to non-discrimination, anti-harassment and insider trading);

(e)
(i) obstruction, (ii) attempts to influence, obstruct or impede or (iii) failure to materially cooperate with an investigation authorized by the Board of Directors of the Company (the “Board”), a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency (an “Investigation”); or

(f)
willful withholding, removal, concealment, destruction, alteration or falsification of any material which is requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.

1.5 Additional Consideration.

(a)
As additional consideration for the covenant not to compete described above, should NIKE terminate Employee’s employment without Cause and elect to enforce the non-competition agreement, NIKE shall (subject to subparagraph (b) below) pay Employee a monthly payment equal to one-twelfth (1/12) of Employee’s then current Annual NIKE Income (defined herein to mean base salary and annual Performance Sharing Plan bonus calculated at 100% of Employee’s last targeted rate) while the Restriction Period is in effect. Except where prohibited by law, if NIKE terminates Employee for Cause, no additional consideration will be owed to Employee

Offer Letter

under this Agreement, and the covenant not to compete will remain enforceable. Nothing in this paragraph or Agreement alters the employment-at-will relationship between NIKE and Employee.

If Employee voluntarily terminates employment and NIKE elects to enforce the non-competition agreement, NIKE shall (subject to subparagraph (b) below) pay Employee a monthly payment equal to one-twenty-fourth (1/24) of Employee’s then-current Annual NIKE Income while the Restriction Period is in effect.

Subject to subparagraph (b) below, payments during the Restriction Period shall be payable monthly on the last business day of the month in accordance with NIKE’s payroll practices.

(b)
Section 409A of the Internal Revenue Code requires that the monthly payments to Employee set forth in subparagraph (a) above may not commence until six months after Employee’s “separation from service” as defined in Treasury Regulations § 1.409A-1(h). Failure to follow this requirement will result in substantial tax penalties to Employee. Accordingly, the commencement of these payments will be delayed until after the six-month period following Employee’s separation from service in order to comply with Section 409A and avoid tax penalties for Employee. All payments that Employee would otherwise have received before the date that is six months after Employee’s separation from service will be accumulated by NIKE and paid to Employee in a lump sum promptly following the end of the six-month period, together with interest at a fluctuating rate per annum equal to the prime rate as published from time to time in The Wall Street Journal on these delayed payments from the date otherwise payable under subparagraph (a) until the date actually paid.

1.6 Withholding and Offset. NIKE reserves the right to withhold from additional consideration payable to Employee all federal, state and local taxes as shall be required, as well as any other amounts authorized or required by NIKE policy. NIKE reserves the right, exercisable in its sole discretion, to reduce the amount of additional consideration by amounts that Employee owes NIKE, including but not limited to any payments due to NIKE in accordance with the NIKE Tax Equalization Policy if Employee is employed as a transferee during his employment with NIKE. Employee agrees that notwithstanding the amount of any withholding and/or offset, even in an amount that reduces payments of additional consideration to zero dollars ($0.00), the covenant not to compete will remain enforceable. To the extent withholding or offset does not extinguish amounts that Employee owes to NIKE, Employee remains obligated for the balance of the amounts owed.

2.    Subsequent Employer. Employee agrees to notify NIKE at the time of separation of employment of the name of Employee’s new employer, if known. Employee further agrees to disclose to NIKE the name of any subsequent employer during the Restriction Period, wherever located and regardless of whether such employer is a competitor of NIKE.

3.    Non-Disclosure Agreement.

3.1 Protectable Information Defined. “Protected Information” shall mean all proprietary information, in whatever form and format, of NIKE and all information provided to NIKE by third parties that NIKE is obligated to keep confidential. Employee agrees that any and all information to which Employee has access concerning NIKE projects and internal NIKE information is Protected Information, whether in verbal form, machine-readable form, written or other tangible form, and whether designated as confidential or unmarked. Without limiting the foregoing, Protected Information includes trade secrets and competitively sensitive business or professional information (regardless of whether such information constitutes a trade secret) relating to NIKE’s research and development activities, its intellectual property and the filing or pendency of patent applications, trade secrets, confidential techniques, methods, styles, designs, design concepts and ideas, customer and vendor lists, contract factory lists, pricing information, manufacturing plans, business and marketing plans or strategy, product development plans, product launch plans, financial information, sales information, methods of operation, manufacturing processes and methods, products, and personnel information.

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3.2 Excluded Information. Notwithstanding paragraph 3.1, Protected Information excludes any information that is or becomes part of the public domain through no act or failure to act on the part of the Employee. Specifically, Employee shall be permitted to retain as part of his personal portfolio copies of Employee’s original artwork and designs, provided the artwork or designs have become part of the public domain. In any dispute between the Parties with respect to this exclusion, the burden of proof shall be on Employee and such proof will be by clear and convincing evidence.

3.3 Employee’s Obligations. During the period of employment by NIKE and for a period of two (2) years thereafter, Employee shall hold in confidence and protect all Protected Information and shall not, at any time, directly or indirectly, use any Protected Information for any purpose outside the scope of Employee’s employment with NIKE or disclose any Protected Information to any third person or organization without the prior written consent of NIKE. Specifically, but not by way of limitation, Employee shall not ever copy, transmit, reproduce, summarize, quote, publish or make any commercial or other use whatsoever of any Protected Information without the prior written consent of NIKE. Employee shall also take reasonable security precautions and such other actions as may be necessary to ensure that there is no use or disclosure, intentional or inadvertent, of Protected Information in violation of this Agreement.

4.    Return of Protected Information. At the request of NIKE at any time, and in any event, upon termination of employment, Employee shall immediately return to NIKE all Protected Information in whatever form, including tapes, notebooks, drawings, digital files or other media containing Protected Information, and all copies thereof, then in Employee’s possession or under Employee’s control.

5.    Unauthorized Use. During the period of employment with NIKE and thereafter, Employee shall notify NIKE immediately if Employee becomes aware of the unauthorized possession, use or knowledge of any Protected Information by any person employed or not employed by NIKE at the time of such possession, use or knowledge. Employee shall cooperate with NIKE in the investigation of any such incident and will cooperate with NIKE in any litigation with third parties deemed necessary by NIKE to protect the Protected Information. NIKE shall provide reasonable reimbursement to Employee for each hour so engaged and that amount shall not be diminished by operation of any payment under paragraph 1.5 of this Agreement.

6.    Non-Recruitment. During the term of this Agreement and for a period of one (1) year thereafter, Employee shall not directly or indirectly solicit, divert or hire away (or attempt to solicit, divert or hire away) to or for himself or any other company or business organization, any NIKE employee, whether or not such employee is a full-time employee or temporary employee and whether or not such employment is pursuant to a written agreement or is at will or any independent contractor working for NIKE.

7.    Accounting of Profits. Employee agrees that, if Employee should violate any term of this Agreement, NIKE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized and/or may realize as a result of or in connection with any such violation (including return of any additional consideration paid by NIKE pursuant to paragraph 1.5 above). Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NIKE may be entitled at law or in equity.

8.    General Provisions.

8.1 Survival. This Agreement shall continue in effect after the termination of Employee’s employment, regardless of the reason for termination.

8.2 Waiver. No waiver, amendment, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by both Parties. No written waiver shall excuse the performance of any act other than the act or acts specifically referred to therein.

8.3 Severability. Each provision herein shall be treated as a separate and independent clause and unenforceability of any one clause shall in no way impact the enforceability of any other clause. Should any of the

Offer Letter

provisions in this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision shall be enforceable to the maximum extent enforceable by the law of that jurisdiction.

8.4 Applicable Law and Jurisdiction. This Agreement, and Employee’s employment hereunder, shall be construed according to the laws of the State of Oregon. Employee further hereby submits to the jurisdiction of, and agrees that exclusive jurisdiction over and venue for any action or proceeding arising out of or relating to this Agreement shall lie in the state and federal courts located in Oregon.

*    *    *

Offer Letter

Employee

By: _______________________________
Name: John J. Donahoe II

NIKE, Inc.

By: _______________________________
Name: [●]
Title: [●]

[Signature page to Covenant Not to Compete]

Annex C
EMPLOYEE INVENTION AND SECRECY AGREEMENT
In consideration of, and as a condition of my employment with NIKE, Inc. and/or any direct or indirect subsidiary of NIKE, Inc. and/or any entity under the common control or ownership of NIKE, Inc. (hereinafter, individually or collectively, referred to as “NIKE”), I, as the “Employee” signing this Employee Invention and Secrecy Agreement (this “Agreement”), hereby represent to NIKE, and NIKE and I hereby agree as follows:
1.Purpose of Agreement. I understand that NIKE is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for NIKE to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for NIKE. As used in this Agreement, “Invention” means any creation, innovation, idea, improvement to an existing process or product, concept, product configuration, design, logo, mark, pattern, discovery, information, know-how, product, prototype, formula, process, composition of matter, database, promotional idea, writing, book, lecture, illustration, photograph, scientific or mathematical model, software (including source code, object code and other operational and functional feature of software), invention, work of authorship, or other technical or business subject matter.
2.    Disclosure of Inventions. I will promptly disclose in confidence to NIKE, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection.
3.    Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that NIKE will be considered the author and owner of such copyrightable works and of all copyright rights therein. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection, and that (i) are developed using equipment, supplies, facilities, trade secrets of NIKE, or any Confidential Information; or (ii) result at least in part from work performed by me for NIKE; or (iii) relate to NIKE’s business or actual or demonstrably anticipated research or development ((i), (ii), and (iii) collectively, the “Assigned Inventions”), will be the sole and exclusive property of NIKE.
4.    Excluded Inventions and Other Inventions. I agree not to use in the course of my employment, or use or incorporate into any NIKE product or service, without NIKE’s prior written consent after making full disclosure thereof: (i) any Inventions that were made by me or acquired by me prior to the Effective Date (as defined in Section 24 below) or that I own, have or may have an interest in or the right to license as of the Effective Date or thereafter (“My Inventions”), and (ii) any Inventions owned or controlled by a third party as of the Effective Date or thereafter. I acknowledge and agree that if, in the scope of my employment, I use any of My Inventions or include any of My Inventions in any product or service of NIKE, or if my rights in any of My Inventions may block or interfere with, or may otherwise be required for, the exercise by NIKE of any rights assigned to NIKE under this Agreement, I will immediately so notify NIKE in writing. Unless NIKE and I agree otherwise in writing as to particulars of My Inventions, I hereby grant to NIKE, in such circumstances (whether or not I give NIKE notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such of My Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.
5.    Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to NIKE do not apply to, any Invention that qualifies fully for exclusion under applicable state law as set forth in the attached Exhibit A.
6.    Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the NIKE corporate entity of which I am an employee: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, common law or registered trademarks or trade dress, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any of My Inventions licensed to NIKE under Section 4, even after termination of my employment with NIKE. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7.    Assistance. I will assist NIKE in every proper way to obtain and enforce for NIKE all patents, copyrights, common law or registered trademarks or trade dress, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that NIKE may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with NIKE; provided that NIKE agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at NIKE’s request in providing such assistance. I hereby appoint the Chief Patent Counsel of NIKE as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.
8.    Confidential Information. I understand that my employment by NIKE creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by NIKE or a third party in relation to the business of NIKE or to the business of any parent, subsidiary, affiliate, customer or supplier of NIKE, or any other party with whom NIKE agrees to hold such information or materials in confidence (the “Confidential Information”). Without limitation as to the forms that Confidential Information may take, I acknowledge that Confidential Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Confidential Information includes, but is not limited to, Assigned Inventions, trade secrets, processes, machines, processes, manuals, reports, memoranda, drawings, blueprints, notes, records, plots, chemical formulations, sketches, plans, photographs, schematics, marketing plans, product plans, designs, design concepts, data, prototypes, specimens, test protocols, laboratory notebooks, technical information, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of NIKE’s customers and suppliers, their buying and selling habits and special needs.
9.    Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of NIKE in each instance, except as may be necessary to perform my duties as an employee of NIKE for the benefit of NIKE. Upon termination of my employment with NIKE, I will promptly deliver to NIKE all documents and materials of any nature pertaining to my work with NIKE, and I will not take with me or retain in any form any documents or materials or copies containing any Confidential Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing NIKE’s trade secrets as specifically permitted by 18 U.S.C § 1833(b)(1), which states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
10.    Physical Property. All documents, supplies, equipment and other physical property furnished to me by NIKE or produced by me or others in connection with my employment will be and remain the sole property of NIKE. I will return to NIKE all such items when requested by NIKE, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to NIKE and designate as such. Even if NIKE does not so request, I will upon termination of my employment return to NIKE all NIKE property, and I will not take with me or retain any such items.
11.    No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of NIKE will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or third party and that I will not disclose any confidential or proprietary information of any former employer or third party that I do not have the right to disclose. I represent that I will not bring with me to NIKE or use in the performance of my duties for NIKE any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public without restriction or compensation or have not been legally transferred to NIKE.
12.    NIKE Opportunities; Duty Not to Compete; Compliance with NIKE Policies. During the period of my employment, I will at all times devote my best efforts to the interests of NIKE, and I will not, without the prior written consent of NIKE, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from NIKE any business opportunity in which NIKE can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of NIKE; or (iii) would otherwise conflict with NIKE’s interests or could cause a disruption of its operations or prospects. During the period of my employment I will strictly comply with all applicable NIKE policies, including but not limited to “Inside the Lines, the Nike Code of Ethics,” and “Nike Conduct Standards,” as such policies may be amended from time to time. I acknowledge that non-compliance with NIKE polices may lead to disciplinary action(s) including termination of employment, as well as any available civil remedies and/or criminal penalties.

13.    Non-Solicitation/Non-Recruitment. I acknowledge that individuals working for NIKE will gain knowledge of NIKE’s Confidential Information, and that I (as well as such other individuals) have an ongoing obligation to protect such Confidential Information from access or use by others outside of NIKE during and after my (and their) relationship with NIKE. I further acknowledge that during my employment with NIKE, I have gained knowledge of NIKE’s clients, customers, business prospects, vendors, and partners. Accordingly, except to the extent prohibited by applicable law, during the term of this Agreement and for a period of one (1) year thereafter, I will not directly or indirectly interview, communicate with, divert or hire away (or attempt to interview, communicate with, divert or hire away) any NIKE client, customer, business prospect, vendor, partner, or NIKE full-time or temporary employee or contractor for the purpose of causing such person or entity to cease doing business with, rendering services to, or being employed by NIKE.
14.    Use of Name & Likeness. I hereby authorize NIKE to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice and biographical information as it relates to my employment at NIKE, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to NIKE’s business, such as marketing, advertising, credits, and presentations.
15.    Notification. I hereby authorize NIKE, during and after the termination of my employment with NIKE, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.
16.    Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause NIKE to suffer irreparable harm and that NIKE will therefore be entitled to injunctive relief to enforce this Agreement.
17.    Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights NIKE may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. Any legal action or proceeding arising under or relating to this Agreement will be brought exclusively in the federal or state courts located in the State of Oregon, and I irrevocably consent to the personal jurisdiction and venue therein. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
19.    Entire Agreement. This Agreement, the documents referred to herein, and to the extent it exists, any executed covenant not to compete between myself and NIKE, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.
20.    Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.
21.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. NIKE may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of NIKE.
22.    Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with NIKE, I will execute and deliver a document or documents in a form reasonably requested by NIKE confirming my agreement to comply with the post-employment obligations contained in this Agreement.
23.    Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
24.    Effective Date of Agreement; Signature. This Agreement is and will be effective on and after the first day of Employee’s employment by NIKE, which is January 13, 2020 (the “Effective Date”).

The parties have executed this Agreement on October 17, 2019, to be effective on January 13, 2020, by placement of their physical or electronic signatures below (if using an electronic signature, please use the form “/s/[name]”):

NIKE, Inc.	John J. Donahoe II
Signature:	Signature:
Name:	Name:
Title:

[Signature page to Employee Invention and Secrecy Agreement]

Exhibit A

For California employees: California Labor Code Section 2870
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.
For Illinois employees: Illinois Compiled Statutes 765 ILCS 1060/2
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
Notice for Kansas Employees: Kansas Statutes § 44-130
In accordance with Section 44-130 of the Kansas Statutes, the foregoing assignment provisions in this Agreement do not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development or (b) the invention results from any work performed by the employee for the employer.
For Minnesota employees: Minnesota Statute 181.78, Subdivision 1
Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
For North Carolina employees: North Carolina General Statutes 66-57.1
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.
For Utah employees: Utah Code Ann. § 34-39-3(1)

2

An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on his own time; and (b) not an employment invention.
For Washington employees: RCW 49.44.140
(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
Notice for Employees in Other States:
The agreement to assign Inventions to NIKE does not apply to an invention for which no equipment, supplies, facility or trade secret information of NIKE was used and which was developed entirely on Employee’s own time, except for those Inventions that either: (1) relate at the time of conception or reduction to practice of the invention to NIKE’s business or to actual or demonstrably anticipated research or development of NIKE; or (2) result from any work performed by Employee for NIKE.

3